THE CHEFS' WAREHOUSE, INC.
Reconciliation of Adjusted EBITDA Guidance for Fiscal 2022

(in millions)	Low-End	High-End
Net Income	$ 39.8	$ 47.1
Provision for income taxes	14.7	17.4
Depreciation and amortization	39.0	39.0
Interest expense	25.5	25.5
EBITDA	119.0	129.7
Adjustments:
Stock compensation	12.0	12.0
Duplicate rent	5.3	5.3
Integration and transaction expenses	2.2	2.2
Change in earn-out fair value	8.5	8.5
Adjusted EBITDA	$ 147.0	$ 157.0